EXHIBIT 5.1

Allou Health & Beauty Care, Inc.
February 27, 1997
Page 1



                                                     February 27, 1997



Allou Health & Beauty Care, Inc.
50 Emjay Boulevard
Brentwood, New York 11717

Gentlemen:

                  We have acted as counsel to Allou Health & Beauty Care, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of (i) 1,000,000 shares of Class A Common Stock, par value $.001 per share ("Class A Option Shares"), to certain employees and directors of the Company, issuable upon exercise of options that may from time to time be granted by the Company under its 1996 Stock Option Plan (the "1996 Plan"), (ii) 500,000 shares of Class B Common Stock, par value $.001 per share ("Class B Option Shares"), to certain employees and directors of the Company, issuable upon exercise of options that either have been, or may from time to time be, granted by the Company under its 1995 Nonqualified Stock Option Plan (the "1995 Plan") and (iii) 500,000 shares of Class A Common Stock, par value $.001 per share (the "Conversion Shares"), issuable upon conversion of the Class B Option Shares into Class A Common Stock, par value $.001 per share.

                  In connection with the foregoing,  we have examined  originals or copies, satisfactory to us, of the 1995 Plan and the 1996 Plan and all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

                  Based upon and subject to the foregoing, we are of the opinion that:



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Allou Health & Beauty Care, Inc.
February 27, 1997
Page 2



                  (1) the Class A Option Shares, when issued and paid for in accordance with the 1996 Plan and in accordance with the options issuable pursuant to the 1996 Plan, upon exercise of which the Class A Option Shares become issuable, will be validly issued, fully paid and non-assessable;

                  (2) the Class B Option Shares, when issued and paid for in accordance with the 1995 Plan and in accordance with the options issuable pursuant to the 1995 Plan, upon exercise of which the Class B Option Shares become issuable, will be validly issued, fully paid and non-assessable; and

                  (3) the Conversion Shares, when issued in accordance with the certificate of incorporation and bylaws of the Company, upon conversion of the Class B Option Shares, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,

                                         /s/PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                         --------------------------------------
                                           PARKER CHAPIN FLATTAU & KLIMPL, LLP